For further information, contact:   Gary L. Castagna
                                    Senior Vice President & CFO
                                    847.394.8730

                         AMCOL INTERNATIONAL (NYSE:ACO)
             REPORTS FIRST QUARTER EARNINGS PER SHARE UP 13 PERCENT


ARLINGTON HEIGHTS, IL., APRIL 20, 2007--AMCOL International Corporation (NYSE:ACO) today reported 2007 first quarter net income of $10.8 million or $0.35 per diluted share, compared with $9.7 million or $0.31 per diluted share in the same prior-year period.

Net sales rose 15% percent to $163.7 million for the quarter ended March 31, 2007, compared with $142.8 million for the 2006 period. Acquisitions and favorable foreign currency translation represented approximately $12.6 million and $4.5 million, respectively, of the first-quarter sales growth. Operating profit improved by 22 percent over the 2006 period to $14.7 million. Current-period operating profit includes earnings from acquisitions and favorable foreign currency translation of $2.1 million and $0.5 million, respectively.

This release should be read in conjunction with the attached unaudited condensed consolidated financial statements. Further discussion of items and events impacting earnings are included in the Financial Overview.

"With overall earnings per share up 13 percent and sales up 15 percent, we had what would typically be characterized as a good first quarter in 2007," said Larry Washow, AMCOL President and Chief Executive Officer. "We saw an encouraging improvement in margins in our Minerals segment despite the soft U.S. metalcasting business. And, although the Environmental segment's first-quarter results were good, they were affected by difficult weather in the United States.

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

AMCOL Q1 2007 EARNINGS
Page 2 of 8

"We don't anticipate significant improvement in our metalcasting business, but we do expect continued positive results in our Environmental segment moving into the second and third quarters, which are typically stronger quarters for that segment."

At the same time, Washow says, "Results in our Oilfield Services segment were disappointing, and despite the increase in overall sales, our profitability didn't reflect the growth we would have expected. Our sales increase was due in large part to recent strategic acquisitions, which also were associated with additional overhead costs. We anticipate stronger performance in coming quarters as our volumes continue to grow again in part on the strength of the acquisitions."

Washow adds, "The decline in revenue and profitability in the Transportation segment reflects a softness in the economy as well as some of our domestic businesses. Lastly, with a higher level of debt, interest expense has an effect on the bottom line."

FINANCIAL OVERVIEW

First Quarter Operating Results

The following table details the consolidated sales growth components over the 2006 first quarter:

                                                            Foreign
                         Base Business    Acquisitions      Exchange         Total
                         ------------     ------------    ------------    ------------
Minerals                         (0.5)%            3.1%            1.4%            4.0%
Environmental                     3.2%             1.3%            1.6%            6.1%
Oilfield Services                 0.2%             4.4%            0.2%            4.8%
Transportation                   (0.2)%             --              --            (0.2)%
----------------------   ------------     ------------    ------------    ------------
                Total             2.7%             8.8%            3.2%           14.7%
----------------------   ------------     ------------    ------------    ------------
          % of Growth            18.4%            60.2%           21.4%            100%
----------------------   ------------     ------------    ------------    ------------

The Minerals segment's base business sales declined due to a slowdown in the domestic metalcasting operations. The other Minerals segment product lines - specialty minerals and pet products - saw higher base business sales. Environmental base business sales grew primarily due to higher shipments in Europe and Asia. Oilfield Services experienced a slowdown in its well testing and filtration services operations late in the quarter.

Gross margin for the quarter was 26.6 percent compared with 25.0 percent in the prior-year first quarter. The Minerals, Environmental and Oilfield Services segments improved gross margin over the 2006 period. Favorable product mix and geographical sales distribution primarily accounted for the improvement. Transportation showed a slight decline over the prior-year period.

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

AMCOL Q1 2007 EARNINGS
Page 3 of 8

General, selling and administrative expenses were $28.8 million in the 2007 first quarter, an increase of $5.1 million or 22 percent over the 2006 period. The Oilfield Services segment accounted for approximately one-half of the increase as it incurred higher personnel costs and amortization expense associated with acquisitions completed in 2006. Operating expenses at the recently acquired Liquid Boot business, higher personnel costs in Europe and foreign currency translation led to the increase in the Environmental segment.

Operating margin for the quarter was 9.0 percent compared with 8.4 percent in the prior-year period. The improvement was principally due to the higher gross margin reported in the current period.

Net interest expense increased by approximately $1.5 million over the prior-year quarter due to higher average debt levels and increased interest rates.

The Company's effective tax rate was 26.3 percent for the first quarter of 2007 versus 28.9 percent for the same period in 2006. The 2006 quarter included additional expense for adjustments related to previously recorded tax liabilities.

Income from affiliates and joint ventures contributed approximately $0.05 and $0.04 per diluted share in the 2007 and 2006 reporting periods, respectively. The Company's India-based investments contributed most of the earnings.

The weighted average number of common and common equivalent shares was 31.0 million and 30.9 million for the quarters ended March 31, 2007 and 2006, respectively.

Financial Position

Long-term debt increased to $155.6 million at March 31, 2007 compared to $112.4 million at December 31, 2006. The increase was primarily due to funding acquisitions, greater working capital levels and capital expenditures. Debt represented 34 percent of total capitalization at March 31, 2007, compared with 28 percent at December 31, 2006. Cash and cash equivalents were $23.8 million at March 31, 2007 compared with $17.8 million at December 31, 2006.

Working capital increased to $195.8 million at March 31, 2007 from $173.3 million at December 31, 2006. The current ratio was 3.7-to-1 and 3.2-to-1 at March 31, 2007, and December 31, 2006, respectively.

Cash flow provided by operating activities was $6.3 million year-to-date as of March 31, 2007 compared with cash used in operating activities of $4.1million in the prior-year period.

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

AMCOL Q1 2007 EARNINGS
Page 4 of 8

Investing activities in the 2007 quarter included two acquisitions - Liquid Boot Technologies, included in the Environmental segment, and the Microsponge(R) business of Cardinal Health Care Company, included in the Minerals segment. The acquisitions and payments associated with previous transactions totaled $27.2 million through the first quarter of the year. Capital expenditures amounted to $10.9 million year-to-date as of March 31, 2007, compared with $9.3 million for the same period in 2006. Expenditures related to Minerals segment projects accounted for the increase over the prior-year period.

There were no share repurchases during the first quarter of the year. Dividends declared year-to-date through March 31, 2007, increased by 28% over the prior-year period to $4.2 million.

This release contains certain forward-looking statements regarding AMCOL's expected performance for future periods and actual results for such periods might materially differ. Such forward-looking statements are subject to uncertainties, which include, but are not limited to, actual growth in AMCOL's various markets, utilization of AMCOL's plants, currency exchange rates, currency devaluation, delays in development, production and marketing of new products, integration of acquired businesses, and other factors detailed from time to time in AMCOL's annual report and other reports filed with the Securities and Exchange Commission. AMCOL undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in AMCOL's expectations.

AMCOL International, headquartered in Arlington Heights, IL, produces and markets a wide range of specialty mineral products used for industrial, environmental and consumer-related applications. AMCOL is the parent of American Colloid Co., CETCO (Colloid Environmental Technologies Company), CETCO Oilfield Services Company and the transportation operations, Ameri-co Carriers, Inc. and Ameri-co Logistics, Inc. AMCOL's common stock is traded on the New York Stock Exchange under the symbol ACO. AMCOL's web address is www.amcol.com. AMCOL's first quarter conference call will be available live today at 11 a.m. EDT on the AMCOL website.

================================================================================
Financial tables follow.

                         AMCOL INTERNATIONAL CORPORATION
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (unaudited)
                      (In thousands, except per share data)


                                                                             Three Months Ended
                                                                                   March 31,
                                                                           ----------------------
                                                                              2007         2006
                                                                           ---------    ---------
Net sales                                                                  $ 163,728    $ 142,764
Cost of sales                                                                120,229      107,035
                                                                           ---------    ---------
  Gross profit                                                                43,499       35,729

General, selling and administrative expenses                                  28,805       23,682
                                                                           ---------    ---------
  Operating profit                                                            14,694       12,047
                                                                           ---------    ---------
Other income (expense):
  Interest expense, net                                                       (1,942)        (477)
  Other, net                                                                    (167)         212
                                                                           ---------    ---------
                                                                              (2,109)        (265)
                                                                           ---------    ---------
  Income before income taxes and income from affiliates and
    joint ventures                                                            12,585       11,782
  Income tax expense (benefit)                                                 3,311        3,408
                                                                           ---------    ---------
Income before income from affiliates and joint ventures                        9,274        8,374

Income from affiliates and joint ventures                                      1,566        1,337
                                                                           ---------    ---------

Net income                                                                 $  10,840    $   9,711
                                                                           =========    =========

Weighted average common shares outstanding                                    30,153       29,774

Weighted average common and common equivalent shares outstanding              31,017       30,894

Basic earnings per share                                                   $    0.36    $    0.33

Diluted earnings per share                                                 $    0.35    $    0.31

Dividends declared per share                                               $    0.14    $    0.11


                         AMCOL INTERNATIONAL CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)


ASSETS                                                            March 31,    December 31,
                                                                     2007         2006
                                                                 (unaudited)        *
                                                                 -----------   -----------
Current assets:
  Cash and equivalents                                           $    23,844   $    17,805
  Accounts receivable, net                                           141,850       133,432
  Inventories                                                         87,219        84,612
  Prepaid expenses                                                    10,159        10,142
  Deferred income taxes                                                4,551         4,648
  Other                                                                  761         1,045
                                                                 -----------   -----------
     Total current assets                                            268,384       251,684
                                                                 -----------   -----------

Investments in and advances to affiliates and joint ventures          35,512        31,049
                                                                 -----------   -----------

Property, plant, equipment, mineral rights and reserves:
  Land and mineral rights                                             17,895        17,428
  Depreciable assets                                                 315,787       305,013
                                                                 -----------   -----------
                                                                     333,682       322,441
  Less: accumulated depreciation                                     187,311       181,669
                                                                 -----------   -----------
                                                                     146,371       140,772
                                                                 -----------   -----------
Other assets:
  Goodwill                                                            50,607        40,341
  Intangible assets, net                                              39,190        25,611
  Deferred income taxes                                                7,999         6,643
  Other assets                                                        17,472        15,124
                                                                 -----------   -----------
                                                                     115,268        87,719
                                                                 -----------   -----------
                                                                 $   565,535   $   511,224
                                                                 ===========   ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable                                               $    28,993   $    26,107
  Accrued income taxes                                                 2,798         4,844
  Accrued liabilities                                                 40,817        47,432
                                                                 -----------   -----------
     Total current liabilities                                        72,608        78,383
                                                                 -----------   -----------
Long-term debt                                                       155,641       112,448
                                                                 -----------   -----------
Minority interests in subsidiaries                                       276           276
Pension liabilities                                                   12,676        13,209
Other liabilities                                                     18,915        12,090
                                                                 -----------   -----------
                                                                      31,867        25,575
                                                                 -----------   -----------
Stockholders' equity:
  Common stock                                                           320           320
  Additional paid in capital                                          77,848        76,686
  Retained earnings                                                  226,177       219,690
  Accumulated other comprehensive income                              18,148        16,658
                                                                 -----------   -----------
                                                                     322,493       313,354
Less:
  Treasury stock                                                      17,074        18,536
                                                                 -----------   -----------
                                                                     305,419       294,818
                                                                 -----------   -----------
                                                                 $   565,535   $   511,224
                                                                 ===========   ===========


* Condensed from audited financial statements.

                         AMCOL INTERNATIONAL CORPORATION
           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
                                 (In thousands)


                                                                            Three Months Ended
                                                                                  March 31,
                                                                         ------------------------
                                                                            2007          2006
                                                                         ----------    ----------
Cash flow from operating activities:
  Net income                                                             $   10,840    $    9,711
  Adjustments to reconcile net income to net cash
   provided by (used in) operating activities:
    Depreciation, depletion, and amortization                                 6,714         4,907
    Changes in assets and liabilities, net of effects of acquisitions:
    Decrease (Increase) in current assets                                    (7,091)       (7,873)
    Decrease (Increase) in noncurrent assets                                   (954)       (2,610)
    Increase (decrease) in current liabilities                               (5,134)       (7,946)
    Increase (decrease) in noncurrent liabilities                              (133)         (276)
    Other                                                                     2,013           (10)
                                                                         ----------    ----------
      Net cash provided by (used in) operating activities                     6,255        (4,097)
                                                                         ----------    ----------

Cash flow from investing activities:
  Acquisition of land, mineral rights, and depreciable assets               (10,876)       (9,311)
  Acquisitions, net of cash                                                 (27,204)       (1,289)
  Investments in and advances to affiliates and joint ventures               (2,466)         (110)
  Investments in restricted cash                                               (957)           --
  Other                                                                         489           272
                                                                         ----------    ----------
      Net cash provided by (used in) investing activities                   (41,014)      (10,438)
                                                                         ----------    ----------
Cash flow from financing activities:
  Net change in outstanding debt                                             42,800        12,491
  Proceeds from sales of treasury stock                                         886         1,513
  Purchases of treasury stock                                                    --        (1,119)
  Dividends declared                                                         (4,204)       (3,291)
  Excess tax benefits from stock-based compensation                             927         1,650
                                                                         ----------    ----------
      Net cash provided by (used in) financing activities                    40,409        11,244
                                                                         ----------    ----------
  Effect of foreign currency rate changes on cash                               389           743
                                                                         ----------    ----------
  Net increase (decrease) in cash and cash equivalents                        6,039        (2,548)
                                                                         ----------    ----------
  Cash and cash equivalents at beginning of period                           17,805        15,997
                                                                         ----------    ----------
  Cash and cash equivalents at end of period                             $   23,844    $   13,449
                                                                         ==========    ==========


                         AMCOL INTERNATIONAL CORPORATION
                           SEGMENT RESULTS (unaudited)

         Minerals                                     Three Months Ended March 31,
-------------------------------  ------------------------------------------------------------------
                                         2007                   2006               2007 vs 2006
                                 --------------------  ----------------------  --------------------
                                                       (Dollars in Thousands)
                                 ------------------------------------------------------------------
Net sales                        $ 85,813      100.0%   $ 80,071      100.0%   $  5,742        7.2%
Cost of sales                      69,014       80.4%     65,179       81.4%      3,835        5.9%
                                 --------      -----    --------      -----    --------
   Gross profit                    16,799       19.6%     14,892       18.6%      1,907       12.8%
General, selling and
      administrative expenses       7,542        8.8%      7,004        8.7%        538        7.7%
                                 --------      -----    --------      -----    --------
   Operating profit                 9,257       10.8%      7,888        9.9%      1,369       17.4%


       Environmental                                  Three Months Ended March 31,
-------------------------------  ------------------------------------------------------------------
                                         2007                   2006               2007 vs 2006
                                 --------------------  ----------------------  --------------------
                                                       (Dollars in Thousands)
                                 ------------------------------------------------------------------
Net sales                        $ 48,698      100.0%   $ 40,158      100.0%   $  8,540       21.3%
Cost of sales                      31,163       64.0%     25,879       64.4%      5,284       20.4%
                                 --------      -----    --------      -----    --------
   Gross profit                    17,535       36.0%     14,279       35.6%      3,256       22.8%
General, selling and
      administrative expenses      11,292       23.2%      9,493       23.6%      1,799       19.0%
                                 --------      -----    --------      -----    --------
     Operating profit               6,243       12.8%      4,786       12.0%      1,457       30.4%


     Oilfield Services                                Three Months Ended March 31,
-------------------------------  ------------------------------------------------------------------
                                         2007                   2006               2007 vs 2006
                                 --------------------  ----------------------  --------------------
                                                       (Dollars in Thousands)
                                 ------------------------------------------------------------------
Net sales                        $ 21,964      100.0%   $ 14,972      100.0%   $  6,992       46.7%
Cost of sales                      14,077       64.1%      9,896       66.1%      4,181       42.2%
                                 --------      -----    --------      -----    --------
   Gross profit                     7,887       35.9%      5,076       33.9%      2,811       55.4%
General, selling and
      administrative expenses       4,721       21.5%      2,131       14.2%      2,590      121.5%
                                 --------      -----    --------      -----    --------
   Operating profit                 3,166       14.4%      2,945       19.7%        221        7.5%


      Transportation                                  Three Months Ended March 31,
-------------------------------  ------------------------------------------------------------------
                                         2007                   2006               2007 vs 2006
                                 --------------------  ----------------------  --------------------
                                                       (Dollars in Thousands)
                                 ------------------------------------------------------------------
Net sales                        $ 10,893      100.0%   $ 12,471      100.0%   $ (1,578)     -12.7%
Cost of sales                       9,615       88.3%     10,989       88.1%     (1,374)     -12.5%
                                 --------      -----    --------      -----    --------
   Gross profit                     1,278       11.7%      1,482       11.9%       (204)     -13.8%
General, selling and
      administrative expenses         738        6.8%        799        6.4%        (61)      -7.6%
                                 --------      -----    --------      -----    --------
   Operating profit                   540        4.9%        683        5.5%       (143)     -20.9%

         Corporate                        Three Months Ended March 31,
-------------------------------  --------------------------------------------
                                    2007        2006         2007 vs 2006
                                 ---------   ---------   --------------------
                                             (Dollars in Thousands)
                                 --------------------------------------------
Intersegment shipping sales      $ (3,640)   $ (4,908)
Intersegment shipping costs        (3,640)     (4,908)
                                 ---------   ---------
   Gross profit                      --          --
Corporate general, selling
   and administrative expenses      4,512       4,255         257        6.0%
                                   ------      ------
Operating loss                      4,512       4,255         257        6.0%